

Helen Frankenthaler (b. 1928-2011)

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While prices for similar works have grown at annualized 12.6% return since 1987, they have accelerated in recent years growing at an annualized rate of 17.7% during the previous 10 year period and 37.7% during the previous 5 year period.

INVESTMENT THESIS

Initial Offering Price

$1,110,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales


$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
14
16
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22

Price Appreciation of Similar Works

17.7%

Sharpe Ratio (1984-2022)	watch video
Helen Frankenthaler	▲1.64
All Art	0.28
S&P 500	0.59

0% Progress

MEMBERS ONLY



Helen Frankenthaler

(b. 1928-2011)

Why we like this painting

- The Frankenthaler estate has been represented by Gagosian Gallery since 2012, propelling the artists' global status in the modern market.
- As of March 15, 2023, her auction records are led by paintings sold over the previous two years: "Royal Fireworks" (1975), which sold in June 2020 at Sotheby's for $7,895,300, "Dream Decision" (1976), which sold at Sotheby's in November 2021 for $5,894,100, and "Circe" (1974), which sold for $4,769,000 at Sotheby's in May 19, 2022.
- Executed in 1963, a pivotal period for the artist's practice, the Painting is a characteristic example of Helen Frankenthaler's abstract practice, which, through experimentation with material and an emphasis on color, bridged the gap between Abstract Expressionism and Color Field Painting.
- In the 1960s, Frankenthaler gradually replaced her earlier turpentine-thinned oil paints with diluted acrylics, which allowed her to achieve more complex washes of bright, luminous color, and also began working on a larger scale. The result of these changes can is an increased sense of experimentation and innovation which can be observed in the Painting.
- The year after the Painting's creation, Helen Frankenthaler was the only female artist invited to participate in critic Clement Greenberg's seminal exhibition "Post-Painterly Abstraction," exhibiting alongside other legendary artists including Sam Francis, Kenneth Noland, and Frank Stella.
- Examples of similar sales to the Painting have sold in excess of $2 million at auction, all of which sold within the last year. These include: "Yellow Crater" (1963-1964), which sold for $2,820,000 at Christie's in November 2022, "Winter Glow" (1963), which sold for $2,349,000 at Sotheby's in November 2022, and "Blue Dance" (1963), which sold for $2,208,000 at Phillips in May 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Helen Frankenthaler (b. 1928 - d. 2011) was a prominent member of the second generation of postwar American abstract painters. In 1952, Frankenthaler developed her "soak-stain" technique, where thinned oil paint was poured directly onto an unprimed canvas to create large fields of color. The breakthrough is credited as playing a pivotal role in the transition from Abstract Expressionism to Color Field Painting. The artist's body of work has had a profound impact on contemporary art that continues to grow.

Painting







Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$14,322,012	12	$7,895,300

Average Prices



1.8M
1.4M
906.7K
453.4K
10
11
12
13
14
15
16
17
18
19
20
21

Turnover by Year



23.6M
17.7M
11.8M
5.9M
10
11
12
13
14
15
16
17
18
19
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21

Lots Auctioned



Sold
Unsold
22
16.5
11
5.5
10
11
12
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Initial Offering Price	$1,110,000
Offering Circular	sec.gov/edgar

INVEST NOW

HELEN FRANKENTHALER

b. 1928 – d. 2011, UNITED STATES



$1,110,000

INITIAL OFFERING

▲1.64 MARKET RISK-ADJUSTED APPRECIATION[1]	12.6% ANNUAL APPRECIATION OF SIMILAR WORKS[2]
17.7% ANNUAL APPRECIATION OF SIMILAR WORKS (PREVIOUS 10 YEARS)[3]	37.7% ANNUAL APPRECIATION OF SIMILAR WORKS (PREVIOUS 5 YEARS)[3]

Acrylic on canvas | 38 × 57 in. (97 × 145 cm.)

Helen Frankenthaler was one of the most important and influential American Abstract Expressionist artists of the 20th century.

The Painting is a characteristic example of Helen Frankenthaler's abstract practice, which, through experimentation with material and an emphasis on color, bridged the gap between Abstract Expressionism and Color Field Painting. Executed in 1963, the Painting employs Frankenthaler's signature soak-stain technique, which she first developed in the early 1950s. By pouring thinned paint directly onto unprimed canvases, the artist produced expansive fields of pure color that merged together to create the undulating, organic forms, evident in the Painting. The work's broad sweeps of color reflect her desire to free color and form from the confines of representation and the gesture of Abstract Expressionism. In the 1960s, Frankenthaler gradually replaced her earlier turpentine-thinned oil paints with diluted acrylics, which allowed her to achieve more complex washes of bright, luminous color. It was also in this period that she began working on a larger scale, where she placed canvases directly on the floor, rather than propped on easels. The result of these changes is an increased sense of experimentation and innovation. The year after the Painting's creation, Helen Frankenthaler was the only female artist invited to participate in critic Clement Greenberg's seminal exhibition "Post-Painterly Abstraction," exhibiting alongside other artists including Sam Francis, Kenneth Noland, and Frank Stella. In his catalogue for the show, Greenberg complimented Frankenthaler's work and recognized that her paintings in particular diverged from the hard-edged and more geometric leanings of her male contemporaries, commenting that her "soakings and blottings of paint open rather than close the picture." While Frankenthaler often drew inspiration from nature and her surrounding landscape, she wanted to capture a certain sentiment rather than a direct translation of a physical place or subject. Of her paintings, the artist explained: "My work is not a matter of direct translations, but some thing is bound to creep into your head or heart." As of March 15, 2023, examples similar in period, scale, and composition to the Painting have achieved prices at auction in excess of $2 million at auction, all of which occurred in the previous year. These include: *Yellow Crater* (1963-1964), which sold for $2,820,000 at Christie's, New York, on November 17, 2022, *Winter Glow* (1963), which sold for $2,349,000 at Sotheby's,

AS OF MARCH 15, 2023, THE ARTIST HAS SEEN SIGNIFICANT INCREASES IN PRICES REALIZED AT AUCTION IN RECENT YEARS, AND HER AUCTION RECORDS ARE LED BY PAINTINGS SOLD OVER THE PREVIOUS TWO YEARS: *ROYAL FIREWORKS* (1975), WHICH SOLD ON JUNE 29, 2020 AT SOTHEBY'S NEW YORK FOR $7,895,300, *DREAM DECISION* (1976), WHICH SOLD AT SOTHEBY'S, NEW YORK ON NOVEMBER 19, 2021 FOR $5,894,100, AND *CIRCE* (1974), WHICH SOLD FOR $4,769,000 AT SOTHEBY'S, NEW YORK, ON MAY 19, 2022.

New York, on November 16, 2022, and *Blue Dance* (1963), which sold for $2,208,000 at Phillips, New York, on May 18, 2022.

Helen Frankenthaler has been regularly included in major international exhibitions since her first show in New York. In 1959, Frankenthaler was awarded first prize at the Premiere Biennale de Paris, and in 1960, her first institutional exhibition was held at the Jewish Museum in New York. In 1966, Frankenthaler represented the United States at the 33rd Venice Biennale, alongside Ellsworth Kelly, Roy Lichtenstein, and Jules Olitski, and a major show at the Whitney Museum of American Art followed in 1969. The Modern Art Museum of Fort Worth held a traveling retrospective in 1989, which visited the Museum of Modern Art in New York, the Los Angeles County Museum of Art, and the Detroit Institute of Arts. In 2019, Tate Britain showed a year-long exhibition of selected paintings by the artist, and in 2021, a major group show titled "Women in Abstraction" prominently featured her work at the Centre Pompidou in Paris. In April 2022, the Kunsthalle Krems in Austria and the Museum Folkwang in Essen, Germany, co-organized a solo exhibition titled "Helen Frankenthaler: Painterly Constellations," which features 74 works and will run through March 2023. As of March 15, 2023, the artist has seen significant increases in prices realized at auction in recent years, and her auction records are led by paintings sold over the previous two years: *Royal Fireworks* (1975), which sold on June 29, 2020 at Sotheby's New York for $7,895,300, *Dream Decision* (1976), which sold at Sotheby's, New York on November 19, 2021 for $5,894,100, and *Circe* (1974), which sold for $4,769,000 at Sotheby's, New York, on May 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[3,4]


$3.0M
$2.3M
$1.5M
$0.8M
1986
1989
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1995
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2000
2003
2006
2008
2011
2014
2017
2020
2022

Helen Frankenthaler (b. 1928 - d. 2011) was born into a wealthy Manhattan family and raised in New York City. Following her graduation from Bennington College in Vermont in 1949, Frankenthaler returned to New York City to become a painter. Frankenthaler received her first solo show at Tibor de Nagy Gallery and also participated in the seminal 1951 "9th Street Show," curated by Leo Castelli. In addition to the first generation of Abstract Expressionists, like Jackson Pollock, the exhibition also showcased works by second generation female Abstract Expressionist painters, including Joan Mitchell, Lee Krasner, Elaine de Kooning, and Grace Hartigan. In 1952, Frankenthaler developed her pioneering "soak-stain" technique, where thinned oil paint was poured directly onto unprimed canvas to create large fields of color. In 1970, Frankenthaler closed her studio on 83rd street in Manhattan, and a year later, ended her thirteen year marriage to artist Robert Motherwell. In the aftermath of their divorce she traveled to the American Southwest, which would significantly influence her compositions and palette for the rest of the decade. The artist continued to paint through the 1980s and 1990s, until her passing in 2011. The Frankenthaler estate has been represented by Gagosian Gallery since 2012.







IMPORTANT DISCLOSURES

1. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Helen Frankenthaler has a risk-adjusted appreciation of 1.64. Risk-adjusted appreciation, otherwise known as the "Sharpe Ratio", reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

2. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

3. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

4. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the [Painting / Artwork] by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Helen Frankenthaler with the following criteria: stretched canvas paintings executed between 1962 and 1968 that measure 30 inches by 30 inches to 80 inches by 80 inches. Where the auction house's buyer's premium was unavailable, the following buyer's premiums were applied: 10% was applied to "Cloister" (1964), which sold at Wolfs in Cleveland, OH, on May 20, 1995 . The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 12.6% CAGR implied from selected sales occurring from November 15, 1987 to November 16, 2022. Over the previous ten years, the realized prices comprised by this set of transactions have increased at an estimated 17.7% CAGR implied from selected sales occurring from May 16, 2013 to November 16, 2022. Over the previous five years, the realized prices comprised by this set of transactions have increased at an estimated 37.7% CAGR implied from selected sales occurring from November 16, 2018 to November 16, 2022.

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